EXHIBIT 99.1

Press Release of Union Bankshares Corporation dated December 19, 2003

December 19, 2003

OR IMMEDIATE RELEASE

Contact:	D. Anthony Peay—(804) 632-2112

Senior Vice President/ Chief Financial Officer

Traded: NASDAQ

Symbol: UBSH

Union Bankshares Corporation and Guaranty Financial

Corporation Announce Definitive Merger Agreement

FOR IMMEDIATE RELEASE (Bowling Green, Virginia) - Union Bankshares Corporation [NASDAQ: UBSH] (“Union”) and Guaranty Financial Corporation [NASDAQ: GSLC] (“Guaranty”) today announced the signing of a definitive merger agreement, unanimously approved by their respective boards of directors, pursuant to which Union will acquire Guaranty in a transaction valued at $54 million in stock and cash. Guaranty, with nearly $200 million in assets, operates seven offices in the Greater Charlottesville area of Virginia. Upon completion of the transaction, Union will become the second largest banking company headquartered in Virginia with total assets of nearly $1.5 billion.

Under the terms of the merger agreement, shareholders of Guaranty will be entitled to elect to receive either $28.00 in cash, 0.842 common shares of Union or a combination thereof for each share of Guaranty common stock. Guaranty shareholder elections are subject to allocation procedures. The application of these procedures would result in the exchange of 40 percent of the Guaranty shares for cash, and the remaining Guaranty shares would be exchanged for Union common stock. Based upon the 60% stock/40% cash value of $26.62 per share, the transaction price represents 268% of Guaranty’s book value per share. The company expects to achieve 28 percent cost savings, or approximately $2.4 million, through the reduction of administrative and operational redundancies. The transaction is expected to be accretive to earnings per share in the first full year after closing.

“The Charlottesville market has been a strategic priority for Union Bankshares, and with Guaranty we have found an excellent partner,” said Union’s President and Chief Executive Officer G. William Beale. “Over the next 5 years growth in the Charlottesville MSA is expected to exceed both that of Virginia and our current market area. We believe that by combining Union’s retail banking model with Guaranty’s market knowledge and lending expertise, we can become the premier community bank in the Charlottesville area,” Beale concluded.

William E. Doyle, Jr., Guaranty Financial Corporation’s President and Chief Executive Officer, said, “We are pleased to be joining Union Bankshares. This transaction provides our shareholders with significant immediate value, as well as the opportunity to participate as shareholders in a larger, growing community banking organization. The merger will allow us to serve our local customers more effectively through a larger lending capacity, additional business lines, and an expanded product menu, while also expanding career opportunities for our employees. We consider this an outstanding partnership for all of our constituencies.”

It is anticipated that the transaction will be completed during the second quarter of 2004, pending regulatory approvals and the approval of shareholders of Guaranty Financial Corporation. Guaranty’s Chairman, Douglas Caton will be added to the Union board and serve on its Executive Committee.

With assets of over $1.3 billion, Union Bankshares is one of the largest community banking organizations based in Virginia, providing full service banking to the Central, Rappahannock, Williamsburg and Northern Neck regions of Virginia through its bank subsidiaries, Union Bank & Trust (19 locations in the counties of Caroline, Hanover, King George, King William, Spotsylvania, Stafford, Westmoreland and the City of Fredericksburg), Northern Neck State Bank (9 locations in the counties of Richmond, Westmoreland, Essex, Northumberland and Lancaster), Rappahannock National Bank in Washington, Virginia and Bank of Williamsburg in Williamsburg and Newport News. Union Bank & Trust also operates loan production offices in Manassas and Richmond, Virginia. In addition, Union Investment Services, Inc. provides full brokerage services and Mortgage Capital Investors provides a full line of mortgage products. Investor information may be requested on Union’s Web site at www.ubsh.com and on Guaranty’s Web site at www.guarantybank.com.

This press release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on Union’s and Guaranty’s current expectations, estimates and projections about future events. This may include statements regarding the timing of the closing of the transaction, the timing and success of integration efforts once the transaction is complete, Union’s expectations or ability to realize growth and efficiencies through the acquisition of Guaranty and the impact of the transaction on Union’s business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties, such as whether the merger will be approved by the shareholders of Guaranty or by regulatory authorities, whether each of the other conditions to closing set forth in the merger agreement will be met and the general effects of financial, economic, regulatory and political conditions affecting the banking and financial services industries. Accordingly, actual results may differ materially. Union undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

Guaranty and Union intend to file with the SEC a proxy statement/prospectus and other relevant materials in connection with the merger. The proxy statement/prospectus will be mailed to the stockholders of Guaranty. Investors and security holders of Guaranty and Union are urged to read the proxy statement/prospectus and the other relevant materials when they become available because they will contain important information about Guaranty, Union and the merger.

The proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by Guaranty and Union with the SEC, may be obtained free of charge at the SEC’s Web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Guaranty by contacting William E.

Doyle, Guaranty Financial Corporation, 1658 State Farm Boulevard, Charlottesville, Virginia 22911, telephone (434) 970-1119 or from Guaranty’s Web site at www.guarantybank.com. Investors and security holders may obtain free copies of the documents filed with the SEC by Union by contacting D. Anthony Peay, Union Bankshares Corporation, 212 N. Main Street, Bowling Green, Virginia 22427, telephone: (804) 633-5031.

Investors and security holders are urged to read the proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the merger.